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                                                                    Exhibit 99.1

NEWS RELEASE

                                                   For more information contact:
                                                          Jobie Melton, CFO (or)
                                          Natalie Pittman, Dir. Of Communication
                                                601.352.1107 / Fax: 601.352.0588

                                                           FOR IMMEDIATE RELEASE

FRIEDE GOLDMAN UPDATES STATUS
OF MERGER AND EARNINGS RELEASE

     JACKSON, MISS. (OCTOBER 25, 1999) - Friede Goldman International (NYSE:
FGI) announced today that its activities related to its pending merger with Halter Marine Group were progressing on schedule. The company has received commitments from a group of banks led by Wells Fargo and Bank One for a credit facility that will meet the financing needs of the combined company.

     J.L. Holloway, chairman and CEO of Friede Goldman, said, "We are pleased to have gotten the commitments for our credit facility and with the banks which are participating."

     Response from shareholders of both companies to the proposed merger has been positive based on proxies received through October 25. Transition teams have been meeting in an effort to assure an orderly blending of the operations and management of the two companies.

     "The working relationship between the two companies is excellent," Holloway continued. "Management teams from both companies have been working together over the last several weeks to identify specific areas where operations can be enhanced, costs savings can be realized and duplicate efforts can be eliminated. We expect that the transition to a combined company will go smoothly. In addition, we are optimistic about the improvement that we see in the energy sector and the opportunities for new business that we expect such improvement to generate. I believe the companies are coming together at an opportune time to take advantage of the anticipated activity increase in the offshore sector."

     The Friede Goldman International shareholders' meeting to vote on the merger is scheduled for October 28, 1999 at 10 a.m. CDT.

                                     -MORE-
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                                                      FGI STATUS UPDATE - PAGE 2


     As previously announced, Friede Goldman is engaged in a dispute with Ocean Rig ASA of Norway regarding two rigs under construction in Friede Goldman's Pascagoula, Miss.-based facility. In September, the companies agreed to submit the matter to binding fast track arbitration; however, settlement discussions have continued. Friede Goldman International has previously disclosed that it would likely incur a charge to earnings related to the accounting for the claims against Ocean Rig, and that if the dispute were not settled before its third quarter earnings release, a charge might result in a loss for the third quarter. The company confirmed today that it would incur a charge related to the contract dispute in the third quarter and that, as a result, the company would incur a loss for the third quarter of approximately $0.36 per share. If a settlement of the Ocean Rig matter is reached prior to the November 15 SEC quarterly reporting deadline, the impact of such a settlement could increase or decrease the amount of the charge and, as a result, the net loss for the quarter.

     "I am disappointed that the unresolved matter with Ocean Rig has had such a negative impact on the third quarter," Holloway said. "We hope to put this matter behind us soon and move on toward taking advantage of the improving conditions we are seeing and the benefits we expect from the merger."

     Friede Goldman International Inc. is a leading provider of offshore drilling services, including design, engineering, new construction, repair, retrofit, and conversion. FGI operates the engineering and design firm Friede & Goldman, Ltd., four shipyards in the U.S. and Canada through its subsidiaries Friede Goldman Offshore and Friede Goldman Newfoundland. The company also designs, manufactures, and markets equipment for the worldwide offshore industry through its subsidiary Brissonneau & Lotz Marine. The Company's outstanding Common Stock is traded on the New York Stock Exchange under the symbol "FGI."

    * Note: This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of The Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Friede Goldman International Inc. expects, believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions and analyses made by Friede Goldman International Inc. in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Friede Goldman International Inc. and which are discussed in Friede Goldman International Inc.'s Registration Statement on Form S-1, the Annual Report on Form 10-K, the Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1999, and June 30, 1999, respectively, and Registration Statement on Form S-4. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.